EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports First Quarter 2015 Financial Results

THE WOODLANDS, Texas, May 7, 2015 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2015.

Financial Results

Net loss for the three month period ended March 31, 2015, was ($8.5) million, or ($0.35) per share, as compared to a net loss of ($8.8) million, or ($0.38) per share, for the same period in 2014. The decrease in net loss for the three month period ended March 31, 2015 as compared to the same period in 2014 was primarily due to decreased clinical development expenses related to the Company's enclomiphene product candidate, formerly known as Androxal®, partially offset by increases in clinical development expenses related to Proellex®, research and development payroll and benefits expenses and increased legal expenses.

While preparing its financial statements for the year ended December 31, 2014, the Company identified a prior period error related to its accounting for patent costs. The Company concluded this error was not material individually or in the aggregate to any of the prior reporting periods, and therefore, no restatements of previously issued financial statements were necessary. As such, revisions for the quarter ended March 31, 2014 are reflected in the financial statements herein. The quarter ended March 31, 2015 was not affected.

Research and development ("R&D") expenses decreased 3%, or approximately $248,000, to $7.3 million for the three month period ended March 31, 2015, as compared to $7.6 million for the same period in the prior year. R&D expenses related to the clinical development of enclomiphene decreased 19%, or approximately $929,000, for the three month period ended March 31, 2015 as compared to the prior year period, primarily due to the completion of all Phase 3 clinical trials, partially offset by the payment of $2.3 million to the FDA associated with the submission of our NDA for the product candidate. R&D expenses related to the clinical development of Proellex® increased 72%, or approximately $343,000, from the 2014 period to the 2015 period, due to increased expenses associated with our Phase 2B clinical trials for the treatment of uterine fibroids. Payroll and benefits expenses increased 21%, or approximately $227,000, to $1.3 million for the three month period ended March 31, 2015 as compared to $1.1 million for the same period in the prior year. Included in payroll and benefits expense is a charge for non-cash stock-based compensation of $574,000 for the three month period ended March 31, 2015 as compared to $479,000 for the same period in the prior year. Additionally, salaries for the three month period ended March 31, 2015 were $579,000 as compared to $480,000 for the same period in the prior year. Operating and occupancy expenses increased 11%, or approximately $111,000, to $1.1 million for the three month period ended March 31, 2015 as compared to $1.0 million for the same period in the prior year, primarily due to increased legal expenses.

General and administrative ("G&A") expenses decreased 2%, or approximately $21,000, to $1.2 million for the three month period ended March 31, 2015 as compared to $1.2 million for the same period in the prior year. Payroll and benefits expense increased 1%, or approximately $7,000, to $743,000 for the three month period ended March 31, 2015 as compared to $736,000 for the same period in the prior year. Included in payroll and benefits expense is a charge for non-cash stock based compensation expense of $448,000 for the three month period ended March 31, 2015 as compared to $441,000 for the same period in the prior year. Additionally, salaries for the three month period ended March 31, 2015 were $255,000 as compared to $247,000 for the same period in the prior year.  G&A operating and occupancy expense decreased 6%, or approximately $28,000, to $462,000 for the three month period ended March 31, 2015 as compared to $490,000 for the same period in the prior year primarily due to a decrease in legal expenses.

Interest income decreased to $1,000 for the three month period ended March 31, 2015 as compared to $2,000 for the same period in the prior year. The decrease for the three month period ended March 31, 2015 as compared to the same period in the prior year was primarily due to decreased cash balances.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $37.9 million as of March 31, 2015 as compared to $46.6 million as of December 31, 2014. Net cash of approximately $8.8 million and $7.9 million was used in operating activities during the three month periods ended March 31, 2015 and 2014, respectively. The major use of cash for operating activities for the three month period ended March 31, 2015 was to fund our clinical development programs, including $2.3 million payment to the FDA associated with the submission of our NDA for our enclomiphene product candidate, and associated administrative costs. No cash was used in investing activities during the three month period ended March 31, 2015. Cash provided by financing activities during the three month period ended March 31, 2015 was approximately $102,000 due to the receipt of that amount from a former 10% shareholder of the Company in accordance with Section 16(a) under the Securities Exchange Act of 1934, as amended.

As of March 31, 2015, the Company had 24,276,173 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the potential approval of our NDA for our enclomiphene product candidate, the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenues and other income	$ 1	$ 2

Expenses
Research and development	7,321	7,569
General and administrative	1,205	1,226
Total expenses	8,526	8,795

Net loss	$ (8,525)	$ (8,793)

Net loss per share - basic and diluted	$ (0.35)	$ (0.38)

Weighted average shares used in loss per share calculation:
Basic	24,276	23,033
Diluted	24,276	23,033

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2015	December 31, 2014

Cash and cash equivalents	$ 37,875	$ 46,620
Prepaid expenses and other currents assets	569	289
Fixed assets (net)	22	32
Total assets	$ 38,466	$ 46,941

Accounts payable and accrued expenses	$ 1,952	$ 2,924
Stockholders' equity	36,514	44,017

Total liabilities and stockholders' equity	$ 38,466	$ 46,941
CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com